Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of AAC Group Holding Corp. on Form S-4 of our report dated October 29, 2004, relating to the consolidated financial statements of American Achievement Corporation as of and for the year ending August 28, 2004, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated October 29, 2004 relating to the financial statement schedule appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the headings “Independent Registered Public Accounting Firm” in such Prospectus.

/s/    DELOITTE & TOUCHE LLP

Austin, Texas

December 17, 2004